Registration No. 333-04399

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZENITH NATIONAL INSURANCE CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2702776
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

21255 Califa Street

Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

Zenith National Insurance Corp. 1996 Employee Stock Option Plan

(Full Title of the Plan)

Michael E. Jansen

Zenith National Insurance Corp.

21255 Califa Street

Woodland Hills, California 91367

(Name and Address Of Agent For Service)

(818) 713-1000

(Telephone Number, Including Area Code, Of Agent For Service)

DEREGISTRATION OF SECURITIES

Pursuant to the Registration Statement on Form S-8, Registration No. 333- 04399, filed on May 23, 1996, to which this Post-Effective Amendment No. 1 relates, ZENITH NATIONAL INSURANCE CORP. (the “Registrant”) registered 2,176,000 shares of its common stock, par value $1.00 per share (the “Common Stock”), to be offered or sold by the Registrant pursuant to the Zenith National Insurance Corp. 1996 Employee Stock Option Plan (the “Stock Option Plan”).

On May 24, 1999, a Registration Statement on Form S-8, Registration No. 333-79199, was filed, registering an additional 250,000 shares of Common Stock to be offered or sold by the Registrant pursuant to the Stock Option Plan.

On June 12, 2001, a Registration Statement on Form S-8, Registration No. 333-62798, was filed, registering an additional 250,000 shares of Common Stock to be offered or sold by the Registrant pursuant to the Stock Option Plan.

On October 11, 2005, the Registrant effected a 3-for-2 stock split in the form of a stock dividend.  As a result of the antidilution provisions of the Stock Option Plan, the number of shares of Common Stock registered under the Registration Statements (Nos. 333-04399, 333-79199 and 333-62798) increased to 3,264,000 shares, 375,000 shares and 375,000 shares, respectively.

The Stock Option Plan has been terminated.  All shares under Registration Statement No.  333-79199 and Registration Statement No 333-62798 have been sold.  This Post-Effective Amendment No. 1 to Registration Statement No. 333-04399 deregisters 714,000 shares previously authorized for issuance under the Stock Option Plan that had been registered on Registration Statement No. 333-04399 and that remain unsold.  This Post-Effective Amendment No. 1 is being filed in accordance with the requirements of Item 512(a)(3) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woodland Hills, State of California, on this 6th day of June 2007.

ZENITH NATIONAL INSURANCE CORP.

By:	/s/ Michael E. Jansen
Michael E. Jansen
Executive Vice President
and General Counsel